CONSENT

I, John J. Read, do hereby consent to the filing of the written disclosure regarding: (i) the technical report I prepared in accordance with NI 43-101, entitled "NI 43-101 Technical Report, Technical Report for the Green Springs Project, White Pine County Nevada, United States of America" dated August 5, 2020 (effective date: June 12, 2020); and (ii) other information pertaining to this project and the use of my name, in the Form 1-A being filed by Contact Gold Corp. (the "Company") with the United States Securities and Exchange Commission, and any amendment thereto.

By: /s/ John J. Read

      John J. Read, C.P.G.